NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: January 12, 2004 CONTACT: Darwin L. Stump

(304) 842-3597

http://www.petd.com

PDC Announces Appointment of Steven R. Williams as

CEO and Chairman of the Board

BRIDGEPORT, W. Va. - Petroleum Development Corporation (NASDAQ/NMS: PETD) today announced that James N. Ryan retired as Chairman of the Board and CEO. The Board of Directors of the Company has selected Steven R. Williams to fill both positions. The Company, which has smoothly completed the management transition, previously announced Mr. Ryan's planned retirement and replacement in March of 2003.

Mr. Ryan, who co-founded PDC in 1969, served as its President from 1969 until 1983, and has served as Chairman of the Board and CEO since 1983. During his tenure, PDC grew from a small operation with a handful of West Virginia wells, to a multi-state operation with over 2,400 wells in seven states and over $200 million in annual revenues. In 1999, Mr. Ryan was selected by Ernst & Young as the West Virginia Entrepreneur of the Year.

In recent years, PDC, under Mr. Ryan's guidance was selected for the US Chamber of Commence Blue Chip Enterprise Initiative Award, twice as on the Forbes Magazine "American's Best 200 Small Companies," and twice by Fortune as one of "America's Fastest Growing Small Companies". In addition, the company was honored by Hart's Oil and Gas World for the "best Environmental Project" in the Northeast United States in 1995, and five times by the West Virginia Division of Environmental Protection with first place in the "Oil and Gas Reclamation Awards" for PDC's exemplary environmental performance.

Commenting on Mr. Ryan's retirement, Mr. Williams said: "On behalf of the Board of Directors and our employees, I would like to thank Jim Ryan for his years of service and dedication to PDC. He is a true visionary in the oil and gas business and his diligence over the years was instrumental in PDC's growth in revenues, production and especially partnership sales which is where his true passion shone each day. We appreciate Jim's insight and experience and will work hard to carry on the tradition and culture he fostered throughout PDC."

Mr. Williams joined the company as President in 1983, and has served in that position since that time. In addition to his service with the Company, Mr. Williams has served as a Director and as the President of West Virginia Independent Oil and Gas Association, on the Board of Directors of the Independent Petroleum Association of America, and as Chairman of the West Virginia Public Energy Authority. Mr. Williams has a BS in Mechanical Engineering from Carnegie Mellon and an MBA from Stanford University. Prior to joining PDC he had worked for Exxon and Texas Oil and Gas.

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The Company also announced that Thomas E. Riley, Executive Vice President of Production, Natural Gas Marketing and Business Development, was appointed by the Board to fill Mr. Ryan's position on the Board of Directors. With this appointment, and in compliance with Sarbanes Oxley regulations, the Board will consist of five independent and two inside directors. Mr. Riley has been employed by PDC since 1996. Prior to joining PDC, Mr. Riley was the founder and President of Riley Natural Gas Company, a natural gas marketing company. PDC acquired Riley Natural Gas in 1996. Before forming Riley Natural Gas in 1987, Mr. Riley was employed by Consolidated Natural Gas and Pittsburgh National Bank as a Petroleum Engineer. Mr. Riley has also served on the Board of Directors of the Independent Oil and Gas Association of West Virginia. He has a B. S. degree in Petroleum Engineering from West Virginia University.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002 and was added to the Russell 3000 List of companies in 2003. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597